January 23, 2014

Dear Prospective Investor:

I wanted to make you aware of a Preferred Stock offering by Power REIT. The offering is being made pursuant to a prospectus supplement and accompanying prospectus. The prospectus supplement and accompanying prospectus, as well as other information related to this offering, including an investor presentation, are readily available on our website, pwreit.com, behind the buttons marked Investor Relations/Preferred Stock Offering.

The offering of Preferred Stock is intended to allow Power REIT to continue to acquire real property infrastructure assets and take other steps in support of its growth plans, which are intended to grow cash flow per share and create shareholder value.

At this time, Power REIT is seeking to reduce the costs of the Preferred Stock offering by making this investment opportunity available directly to prospective investors, including existing common shareholders of Power REIT. We believe an investment in Power REIT Preferred Stock in addition to common stock represents a compelling investment opportunity.

We would be happy to discuss your interest in investing. You can contact us by emailing: ir@pwreit.com or calling: 212 750-0373.

We look forward to hearing from you.

Sincerely,

/s/ David H. Lesser

David H. Lesser

Chairman & CEO

Note: We have filed a registration statement (including the prospectus supplement and accompanying prospectus) with the Securities and Exchange Commission for the offering referred to above. Before you invest, you should read the prospectus supplement and accompanyinh prospectus, including the risk factors discussed in them and the information they incorporate by reference, and other documents we have filed with the SEC, for more complete information about us and the offering. You can get any or all of these documents for free by visiting EDGAR on the SEC website, at www.sec.gov, visiting our website, at pwreit.com, or emailing us at ir@pwreit.com. Alternatively, we will arrange to send you the documents you need if you call us at 212-750-0373.